Exhibit 23.5

June 22, 2022

Intchains Group Limited

c/o 9/F, A Block, No.333 Haiyang No.1 Road

Lingang Science and Technology Park

Pudong New Area, Shanghai, 201306

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Intchains Group Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Conway Kong-Wai Lee

Name: Conway Kong-Wai Lee